    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1998


                                                      REGISTRATION NO. 333-67731

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
             (Exact name of registrant as specified in its charter)
                      ------------------------------------

                    BERMUDA                                         13-3795510
          (State or other jurisdiction                           (I.R.S. Employer
       of incorporation or organization)                       Identification No.)

                                  CEDAR HOUSE
                                41 Cedar Avenue
                             Hamilton HM12, Bermuda
                                 (441) 295-2244
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------
                              ERIC J. ZAHLER, ESQ.
                         c/o Loral SpaceCom Corporation
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 697-1105
(Name, address, including zip code and telephone number, including area code, of agent for service)
                      ------------------------------------
                                With a Copy to:
                              BRUCE R. KRAUS, ESQ.
                            WILLKIE FARR & GALLAGHER
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000
                      ------------------------------------
    APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 9, 1998


                                   PROSPECTUS

                         717,600 SHARES OF COMMON STOCK

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

                          ---------------------------

     By this Prospectus, certain stockholders of Globalstar Telecommunications Limited ("GTL") described in this Prospectus are offering for resale 717,600 shares of GTL common stock.

     Each of the selling stockholders acquired the shares of GTL common stock from Loral Space & Communications Ltd. ("Loral") on November 5, 1998 in connection with the exchange of limited partnership interests in Globalstar, L.P. ("Globalstar") for GTL common stock.

     The selling stockholders may sell their GTL common stock directly to purchasers or through agents, underwriters or dealers. Additional information about the distribution of these shares can be found in this Prospectus under the heading "Plan of Distribution." If required, we will describe the plan of distribution for any particular offering of GTL common stock in an accompanying prospectus supplement.


     GTL's common stock is listed on the Nasdaq National Market under the symbol "GSTRF." On December 8, 1998, the last reported sale price of GTL's common stock on the Nasdaq National Market was $20 per share.


     We have not registered the GTL common stock for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in GTL common stock should confirm the registration under the securities laws of the state in which such transactions occur, or the existence of any exemption from registration.

                          ---------------------------

      POTENTIAL INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE INFORMATION PRESENTED IN "RISK FACTORS" BEGINNING ON PAGE 2.

                          ---------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               December   , 1998

     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION" OR THE "SEC"). THE REGISTRATION STATEMENT INCLUDES EXHIBITS AND ADDITIONAL INFORMATION NOT INCLUDED IN THIS PROSPECTUS.

     YOU SHOULD NOT RELY ON ANY INFORMATION ABOUT GTL THAT IS NOT CONTAINED IN THIS PROSPECTUS OR IN ONE OF GTL'S PUBLIC REPORTS FILED WITH THE COMMISSION AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. NEITHER GTL NOR THE SELLING HOLDERS (AS DEFINED IN THIS PROSPECTUS) HAS AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATIONS FOR GTL OR TO PROVIDE YOU WITH ANY INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. INFORMATION IN THIS PROSPECTUS OR IN GTL'S PUBLIC REPORTS MAY BECOME STALE. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                              PAGE
Where you can find more information.........................    i
Forward-looking Statements..................................   ii
Prospectus Summary..........................................    1
Risk Factors................................................    2
Use of Proceeds.............................................    3
Selling Holders.............................................    4
Plan of Distribution........................................    4
Taxation....................................................    5
Legal Opinions..............................................    8
Experts.....................................................    8

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered in this Prospectus. As permitted by the Commission's rules and regulations, we have not included certain portions of the registration statement in this Prospectus. For further information, you should refer to the registration statement and its exhibits. We are also subject to the informational requirements of the Securities Act of 1934 (the "Exchange Act"), and we therefore file annual, quarterly and current reports, proxy statements and other information with the Commission.

     You may inspect and copy the registration statement and exhibits, and any reports and other information that we have filed with the Commission, at the public reference facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices at Seven World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. You may obtain further information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Information which we have filed with the Commission is also available at the Commission's Website at http://www.sec.gov. You can request copies of this information, upon payment of prescribed fees, by writing to the Commission. The common stock of GTL is also quoted on the Nasdaq National Market, and copies of all information that we have filed with the Commission may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Commission allows us to incorporate by reference into this Prospectus the information that we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, unless we update or supersede that information with the information contained in this Prospectus or a prospectus supplement or by information that we file subsequently that is incorporated by reference into this Prospectus (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the

Commission, relating to certain reports and performance graphs which may be included in GTL's Proxy Statement for its annual meeting, shall not be deemed specifically incorporated by reference herein). Information that we file subsequently with the Commission will automatically update and supersede the information previously incorporated by reference. We are incorporating by reference into this Prospectus the following documents and our future filings with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of the Common Stock under this Prospectus is completed:

          (a) Annual Report on Form 10-K of GTL and Globalstar for the year ended December 31, 1997 (except for the consolidated financial statements of GTL and Globalstar);

          (b) Quarterly Report on Form 10-Q of GTL and Globalstar for the quarter ended March 31, 1998;

          (c) Quarterly Report on Form 10-Q of GTL and Globalstar for the quarter ended June 30, 1998;

          (d) Quarterly Report on Form 10-Q of GTL and Globalstar for the quarter ended September 30, 1998;

          (e) Proxy Statement of GTL relating to the 1998 Annual Meeting of Stockholders;

          (f) Current Report on Form 8-K of GTL and Globalstar, filed May 1,
     1998;

          (g) Current Report on Form 8-K/A of GTL and Globalstar, filed May 5, 1998;

          (h) Current Report on Form 8-K/A of GTL and Globalstar, filed May 26, 1998;

          (i) Current Report on Form 8-K of GTL and Globalstar, filed June 9, 1998;

          (j) Current Report on Form 8-K of GTL and Globalstar, filed September 10, 1998;

          (k) Current Report on Form 8-K of GTL and Globalstar, filed September 22, 1998;

          (l) the description of GTL's Common Stock contained in GTL's Registration Statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for the purpose of updating such description; and

          (m) the consolidated financial statements of GTL and Globalstar contained in Amendment No. 1 to Registration Statement No. 333-57749 of Globalstar and Globalstar Capital Corporation filed under the Securities Act.

     You may inspect and copy any of the materials that we have filed with the Commission and which are incorporated by reference in this Prospectus at the Commission public reference facilities located at the addresses listed above. Furthermore, we will provide without charge a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules to these filings, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates) to each person to whom a copy of this Prospectus has been delivered. You should direct written or oral requests for such copies to:
Globalstar Telecommunications Limited, Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda, Attn: Secretary, (441) 295-2244. You can find additional information about GTL at our Website at http://www.globalstar.com.

                           FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. GTL's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect GTL's future operating results include, without limitation; uncertainties regarding implementation of business strategies; technology risks; changes in the regulatory environment affecting GTL; and actions of GTL's competitors and other factors set forth under "Risk Factors."

                               PROSPECTUS SUMMARY

     The following is only a summary of some of the important terms of the offering described in this Prospectus. The main body of this Prospectus, as well as documents and financial statements that are incorporated by reference into this Prospectus, contain more detailed information regarding Globalstar Telecommunications Limited and Globalstar, L.P. We refer in this Prospectus to Globalstar Telecommunications Limited as "GTL", to Globalstar, L.P. as "Globalstar" and to the common stock of GTL, par value $1.00 per share, as the "Common Stock."

     On June 8, 1998, GTL issued a two-for-one stock split to shareholders of record as of May 29, 1998 in the form of a 100% stock dividend. Accordingly, all GTL share and purchase amounts have been restated to reflect the two-for-one split. Restated net loss per share for the years ending December 31, 1995, 1996 and 1997 were $0.32, $0.38 and $0.43, respectively.

                                  THE OFFERING

Issuer.....................  GTL, a Bermuda company, is the issuer of the shares of Common Stock covered by this Prospectus. GTL is a general partner of Globalstar. Globalstar is a Delaware limited partnership that is building a low-earth orbit satellite based telecommunications system. GTL's only asset is its general partnership interest in Globalstar. GTL was organized on November 23, 1994, and its principal offices are located at Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda. GTL's telephone number is (441) 295-2244.

Securities Offered.........  717,600 shares of Common Stock of GTL owned by
                             Dacom Corporation and Dacom International, Inc., which we will refer to as the "Dacom Shares." We will refer to the holders of the Dacom Shares as the "Selling Holders." This Prospectus covers the offer and sale of the Dacom Shares by the Selling Holders.

Listing of Common Stock....  GTL's Common Stock currently trades on the Nasdaq
                             National Market under the symbol GSTRF.

Registration Rights........  GTL will keep this Prospectus effective either until the Dacom Shares are sold or until they may be sold free of restrictions imposed by the federal securities laws, whichever occurs first.

Use of Proceeds............  The Selling Holders will receive all proceeds from the sale of the Dacom Shares. GTL will not receive any of the sale proceeds.

                                  RISK FACTORS

     INVESTORS SHOULD CONSIDER THE RISK FACTORS DESCRIBED BELOW IN DECIDING WHETHER OR NOT TO PURCHASE THE DACOM SHARES. IN ADDITION, INVESTORS SHOULD CONSIDER THE FACTORS AND OTHER INFORMATION CONTAINED IN THE SEC REPORTS OF GTL AND GLOBALSTAR THAT ARE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, INCLUDING THOSE FACTORS CONTAINED IN THE SECTION OF THE 1997 FORM 10-K OF GTL AND GLOBALSTAR ENTITLED "CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS." IN PARTICULAR, INVESTORS ARE REFERRED TO THE CURRENT REPORT ON FORM 8-K OF GTL AND GLOBALSTAR FILED ON SEPTEMBER 22, 1998 AND THE INFORMATION CONTAINED IN THE SECTION OF THE FORM 10-Q OF GTL AND GLOBALSTAR FOR THE QUARTER ENDED SEPTEMBER 30, 1998 ENTITLED "LIQUIDITY AND CAPITAL RESOURCES" FOR MORE INFORMATION RELATING TO THE EFFECTS OF THE LAUNCH FAILURE ON SEPTEMBER 9, 1998 OF A ZENIT 2 ROCKET CARRYING 12 GLOBALSTAR SATELLITES.

     Loral's Control of Globalstar. Loral Space & Communications Ltd. is the largest single equity owner of Globalstar, owning approximately 42% of Globalstar on a fully-diluted basis. A committee consisting of representatives appointed by Loral and independent representatives manages Globalstar. Although a majority of the representatives on this committee are appointed by Loral, the independent representatives have the right to approve certain matters before they are submitted for approval of the Globalstar partners. The independent representatives also make certain employment decisions regarding the senior officer positions of Globalstar.

     GTL's Loss of General Partner Interest in Globalstar in the Event of a Change of Control of GTL or Reduction in GTL's Ownership Interest in Globalstar; Possible Characterization of GTL as an Investment Company. GTL's general partner interest in Globalstar will be converted to a limited partner interest and GTL will lose its right to appoint representatives to the committee that manages Globalstar if either of the following two events occurs: (i) there is a change of control of GTL at a time when GTL owns less than 50% of the outstanding Globalstar partnership interests; or (ii) GTL's ownership interest in Globalstar falls below 5% and this reduction has not been approved by the managing general partner of Globalstar or the Globalstar partners. If either of these events were to occur, and, as a result, GTL were to lose its right to participate in the management of Globalstar, GTL's interest in Globalstar could be deemed an "investment security" and GTL could be deemed an "investment company" for purposes of the Investment Company Act of 1940 (the "1940 Act"). If so, GTL would be subject to the registration and other requirements of the 1940 Act. If GTL had to register under the 1940 Act, GTL might have to reincorporate in the United States and would become subject to United States tax on its worldwide income, subject to applicable foreign tax credits. GTL and Globalstar intend, however, to conduct their operations in a manner that will not result in GTL becoming subject to the 1940 Act.

     No Dividends or Distributions Paid or Expected. GTL has never declared or paid a cash dividend and Globalstar has not made any distributions on its ordinary partnership interests to its partners. In the future, neither GTL nor Globalstar anticipate paying any dividends or making any distributions before the date on which Globalstar achieves positive cash flow.

     GTL's Operating Expenses. GTL's only asset is its general partner interest in Globalstar. GTL has no independent means of generating revenues. Globalstar pays GTL's operating expenses, which are generally not material in amount.

     GTL Subject to General Partner Liability. As a general partner of Globalstar, GTL is jointly and severally liable with the other general partner of Globalstar for Globalstar's obligations to the extent Globalstar is unable to pay.

     Rights of Shareholders under Bermuda Law Different from Rights under U.S. Law. Since GTL is a Bermuda company, the principles of law that govern shareholder rights and other governance matters are different from those that would apply if GTL were a U.S. company. For example, it is not certain whether a Bermuda court would enforce liabilities against GTL or its officers and directors predicated upon United States securities laws either in an original action in Bermuda or under a judgment obtained in the United States.

     Certain Tax Considerations -- PFIC Risk and Risk of Foreign
Taxation. Special U.S. tax rules apply to U.S. taxpayers that own stock in a "passive foreign investment company," known as a PFIC. If GTL were to be classified as a PFIC, a U.S. shareholder would be subject, at his election, either to (i) a current tax on undistributed earnings or (ii) a tax deferral charge on certain distributions and on gains from a sale of GTL shares (which will be taxed as ordinary income). In addition, GTL expects that a significant portion of its income will not be subject to tax by the United States, Bermuda or by the countries from which it derives income. The extent to which certain foreign jurisdictions, however, may require GTL to pay tax or to make payments in lieu of tax cannot be determined in advance.

     Shares Eligible for Future Sale. As of October 30, 1998, the number of shares of GTL Common Stock outstanding was 82,015,931. In addition, as of September 30, 1998, (i) holders of outstanding GTL warrants have the right to exercise their warrants for 4,069,325 shares of GTL Common Stock, (ii) Globalstar partners have the right, under certain circumstances, to exchange their Globalstar partnership interests for approximately 151,750,000 shares of GTL Common Stock, (iii) Globalstar employees have been granted, but have not yet exercised, options to purchase 1,609,140 shares of GTL Common Stock, and (iv) under its stock option plan, GTL may in the future grant to Globalstar employees options to purchase up to an additional 865,800 shares of Common Stock. In addition, GTL has agreed to register by July 1999 8.4 million shares of Common Stock owned by persons or entities advised by or associated with Soros Fund Management L.L.C. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock.

     Volatility. The market price of the Common Stock has been and may continue to be volatile. In particular, the trading prices of the common stock of many technology companies have reflected extreme price and volume fluctuations which have not necessarily been related to operating performance. The future trading price of the Common Stock may be adversely affected by the financial performance or operating results of Globalstar or its competitors, the market conditions for growth stocks or technology stocks, general economic trends or other factors which Globalstar cannot predict or control. In particular, variations in Globalstar's prospects and operating results could be caused by delays in the design, construction, deployment, customer acceptance and commercial operation of the Globalstar System; delays in obtaining service providers or regulatory approvals in particular countries; launch failures; general conditions in the telecommunications industry; regulation; international events; changes in interest rates and other factors. Any such variations in Globalstar's prospects and operating results may adversely affect the future trading price of the Common Stock.

     Dilution. Globalstar expects to fund its remaining capital requirements from a combination of sources including debt issuance (which may include an equity component), exercise of warrants, financial support from the partners, service provider payments, service revenues from operations, and payments from the sale of gateways and user terminals. Globalstar may, subject to certain preemptive and approval rights of its other partners, sell equity interests (either directly or through the issuance of warrants, or convertible debt securities), which would dilute the percentage ownership in Globalstar represented by the Dacom Shares. Globalstar may also issue additional partnership interests to new or existing partners, an action which would dilute the ownership of other partners. The issuance of additional partnership interests at prices lower than the price at which GTL may purchase them would further dilute GTL. Ordinary partnership interests in Globalstar are convertible, over a period of years following the date on which Globalstar commences commercial operations and after at least two consecutive reported fiscal quarters of positive net income, into Common Stock, subject to certain restrictions, on an approximate one-for-four basis, subject to adjustment.

                                USE OF PROCEEDS

     The Selling Holders will receive all proceeds from the sale of the Dacom Shares. GTL will not receive any of the sale proceeds.

                                SELLING HOLDERS

     The Selling Holders acquired the Dacom Shares from Loral on November 5, 1998 pursuant to an Exchange Agreement, dated as of September 28, 1998, in exchange for limited partnership interests in Globalstar. The Selling Holders may from time to time offer and sell the Dacom Shares set forth below pursuant to this Prospectus.


     The following table sets forth as of December 9, 1998 the respective number of Dacom Shares beneficially owned by each Selling Holder. The term "Selling Holders" includes the holders listed below and the beneficial owners of the Dacom Shares and their pledgees, donees or other successors. Dacom Corporation has been granted by Globalstar the right to act as an exclusive Globalstar service provider in two countries, including South Korea, and is a limited partner in Globalstar. Except as set forth above, other than as a result of the ownership of the Dacom Shares, none of the Selling Holders has, or within the past three years has had, any position, office or material relationship with GTL or any of its predecessors or affiliates. The table has been prepared based upon information furnished to GTL by or on behalf of the Selling Holders.


                                                                 COMMON STOCK
                                                                OWNED PRIOR TO
                      SELLING HOLDERS                            THE OFFERING
                      ---------------                           --------------
Dacom Corporation...........................................        713,700
Dacom International, Inc....................................          3,900

     The information concerning the Selling Holders may change from time to time. If required, such changes will be set forth in accompanying supplements to this Prospectus ("Prospectus Supplements"). Because the Selling Holders may offer all or some portion of the Common Stock pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of Common Stock, we cannot predict the number of shares of Common Stock that will be held by the Selling Holders upon termination of this offering.

                              PLAN OF DISTRIBUTION

     The Dacom Shares offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Dacom Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Dacom Shares, for whom they may act as agent. The Selling Holders and any underwriters, broker-dealers or agents that participate in the distribution of the Dacom Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Dacom Shares by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     Because the Selling Holders may be deemed to be "underwriters" within the meaning of the Securities Act, the Selling Holders will be subject to the prospectus delivery requirements of the Securities Act. GTL has informed the Selling Holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     The Dacom Shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Holders or by agreement between the Selling Holders and underwriters and dealers who may receive fees or commissions in connection therewith. The sale of the Dacom Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Dacom Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of Dacom Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Dacom Shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Dacom Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Dacom Shares may not be offered or sold (unless they have been registered or qualified for sale) in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     All expenses of the registration of the Dacom Shares will be paid by GTL, including, without limitation, Commission filing fees; provided, however, that the Selling Holders will pay all underwriting discounts, selling commissions and related fees, if any. Holders of Dacom Shares and GTL have agreed to indemnify each other against certain liabilities, including certain liabilities arising under the Securities Act. GTL's Common Stock, including the Dacom Shares, are listed on the Nasdaq National Market.

     Loral has agreed under the Exchange Agreement to cause GTL to cause this Registration Statement to remain effective until the earlier of (i) the date that all the Dacom Shares shall have been sold pursuant to this Registration Statement or (ii) the date on which the Dacom Shares shall no longer constitute restricted securities pursuant to Rule 144(k) of the Securities Act.

                                    TAXATION

     The following discussion is a summary of certain material federal income tax considerations relevant to the acquisition, ownership and disposition of the Dacom Shares by holders acquiring Dacom Shares. This does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to holders. The discussion does not include the special rules that may apply to certain holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States), and does not address the tax consequences of the laws of any state, locality or foreign jurisdiction. The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change and any such change could affect the continuing validity of this discussion. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the Dacom Shares or that any such IRS position would not be sustained. This discussion applies only to a holder that will hold Dacom Shares as "capital assets" within the meaning of Section 1221 of the Code.

     EACH PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE DACOM SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE OR FOREIGN INCOME AND OTHER TAX LAWS.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

     This section discusses certain rules applicable to a holder of Dacom Shares that is a United States Holder. For purposes of this discussion, a "United States Holder" means a holder of Dacom Shares who or which is (i) an individual who is a citizen or resident of the United States for U.S. Federal income tax purposes, (ii) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof (including the States and the District of Columbia), (iii) an estate or trust described in Section 7701(a)(30) of the Code or (iv) a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net income basis.

     General Rules. Subject to the discussion of PFICs below, a United States Holder of Dacom Shares will recognize gain or loss upon the sale or other taxable disposition of the Dacom Shares in an amount equal to the difference between the amount of cash and fair market value of property received and the holder's adjusted tax basis in the Dacom Shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder has held the Dacom Shares for more than one year.

     In general, upon redemption or repurchase by GTL of the Dacom Shares, a United States Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption or repurchase and the holder's adjusted tax basis in such Dacom Shares. In certain limited circumstances, however, such a holder may be required to treat the redemption or repurchase payments as a dividend to the extent of GTL's undistributed current or accumulated earnings and profits. In such a case, a holder may not be entitled to recognize a loss. The limited circumstances are primarily those involving holders of GTL Common Stock whose proportionate interests in GTL remain the same or increase after the redemption and, in the case of a holder of GTL Common Stock with significant percentage interests in GTL, whose interests in GTL are not materially reduced by the redemption or repurchase.

     Regular dividend distributions by GTL to holders of Dacom Shares will be includible in the income of a U.S. Holder to the extent of GTL's undistributed current and accumulated earnings and profits.

     PFIC Rules. Special rules apply to the taxation of a "passive foreign investment company" (a "PFIC"). A PFIC is a foreign corporation (i) 75% or more of whose income is passive or (ii) 50% or more of whose assets produce or are held to produce passive income. GTL believes that it has not been and will not become a PFIC. In particular, GTL expects to earn, through Globalstar, sufficient active business income to avoid PFIC status. However, Globalstar may earn passive income such as interest on working capital and royalties on certain intangibles. Furthermore, the extent and timing of Globalstar's active business income cannot be predicted with certainty.

     If GTL is or were to become a PFIC, a United States Holder would be subject to a tax-deferral charge on gains on a sale of shares of Common Stock and on certain "excess distributions" received from GTL, and such gains and excess distributions will be taxable at ordinary income rates, unless the United States Holder makes the QEF election described below. The amount of the charges will depend, in part, on the period during which the shareholders held their shares of Common Stock.

     If a United States Holder makes the qualified electing fund ("QEF") election provided in Section 1295 of the Code, the shareholder will be required to include its pro rata share of GTL's ordinary earnings and net capital gain in income for tax purposes for each taxable year (regardless of when or whether cash attributable to such income is actually distributed to such shareholder by
GTL). If the United States Holder makes a QEF election, the tax-deferral charge and ordinary income rules described in the preceding paragraph will not apply. Actual distributions out of amounts so included in income will not be taxable to the United States Holder. A United States Holder's tax basis in its shares of Common Stock will be increased by the amount so included and decreased by the amount of nontaxable distributions.

     The QEF election is effective only if certain required information is made available by GTL to the IRS. In the event GTL is characterized as a PFIC for federal income tax purposes, GTL will undertake to comply with the IRS information requirements necessary to permit United States Holder to make the election, and provide to each United States Holder information needed for the determination of such United States Holder's pro rata share of GTL's ordinary earnings and net capital gain.

     To the extent that GTL has undistributed current or accumulated earnings and profits, payment of a dividend on the Common Stock will be taxable dividend income to a United States Holder. Because GTL is not incorporated in the United States, the payments that are treated as dividends will not be eligible for the dividends received deduction.

OTHER UNITED STATES TAX CONSIDERATIONS

     Taxation of GTL. GTL is a foreign corporation established for the sole purpose of acquiring and holding a partnership interest in Globalstar, a Delaware limited partnership. GTL's tax consequences will result from its status as a partner in Globalstar. As a partnership, Globalstar itself will not be subject to federal income taxation. Generally, its partners will be taxed as if they directly expended their share of Globalstar expenditures and directly realized their share of Globalstar income. GTL expects, based on Globalstar's description of its proposed activities, that most of GTL's income will be from sources outside the United States and that such income will not be effectively connected with the conduct of a trade or business within the United States ("Foreign Income"). Thus, there generally will be no U.S. taxes on GTL's share of Globalstar's Foreign Income. The Internal Revenue Service may disagree and/or promulgate regulations that would recharacterize a substantial portion of GTL's share of Globalstar's income as from U.S. sources and/or as effectively connected with the conduct by GTL of a trade or business in the United States so as to subject that income to regular U.S. income and branch profits taxes.

     GTL will be subject to U.S. tax at regular U.S. federal, state and local corporate rates on GTL's share of Globalstar's income which is effectively connected with the conduct of a trade or business in the United States ("U.S. Income"), and will be required to file federal, state and local income tax returns with respect to such U.S. Income. Globalstar is obligated to provide the information required for GTL to prepare its federal, state and local income tax returns. Globalstar intends to make pro rata cash distributions, to the extent of available funds, to all partners until the partners, such as GTL, have been distributed an amount sufficient to enable them to pay the federal, state and local income taxes on their share of Globalstar's U.S. Income. This requirement to distribute to partners for federal income taxes may be satisfied by a withholding tax payment made by Globalstar to the U.S. Treasury. The amount withheld may exceed the amount of GTL's federal income tax liability and GTL would then be entitled to seek a refund from the U.S. Treasury for the excess amount. In addition to the regular U.S. taxes, GTL will be subject to a United States branch profits tax (currently 30%) on actual or deemed withdrawals of its share of Globalstar's U.S. Income.

     Taxation of Non-U.S. Investors in GTL. GTL expects that most of its income will be from sources outside the United States and will not be effectively connected with a U.S. trade or business. Thus, a holder who is not a United States Holder (a "Non-U.S. Holder") will not be subject to U.S. federal taxation on distributions received from GTL unless (i) those distributions are effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (ii) 25% or more of GTL's gross income for the 3-year period ending with the close of GTL's taxable year preceding the declaration of a distribution was effectively connected with the conduct by GTL of a trade or business within the United States. In addition, such Non-U.S. Holder will not be subject to U.S. federal taxation on gains realized by such Non-U.S. Holder on a sale or exchange of shares of Common Stock unless (i) gain from the sale of such shares is (a) attributable to an office or fixed place of business maintained by such Non-U.S. Holder in the United States or (b) effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (ii) in the case of an individual Non-U.S. Holder, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are satisfied. The determination of whether an investor is engaged in the conduct of a trade or business in the United States or whether the sale of an investor's shares of Common Stock is attributable to an office or fixed place of business of the investor in the United States depends on the facts and circumstances of each investor's case. Each prospective investor should consult with his own tax advisor to determine whether his distributions or gains will be subject to U.S. federal taxation.

BERMUDA TAX CONSIDERATIONS

     At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Bermuda company or its shareholders, other than shareholders ordinarily resident in Bermuda. GTL has obtained an assurance from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to GTL or to any of its operations or to the shares, debentures or other obligations of GTL except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations of GTL or any land leased or let to GTL. Therefore, there will be no Bermuda tax consequences with respect to the sale or exchange of GTL Stock or with respect to distributions in respect of the Common Stock. As an exempted company, GTL is liable to pay in Bermuda a registration fee based upon its authorized share capital and the premium on its issued shares.

TAX CONSIDERATIONS IN OTHER JURISDICTIONS

     Based upon its review of current tax laws, including applicable international tax treaties of certain countries that Globalstar believes to be among its significant potential markets, GTL expects that a significant portion of its worldwide income will not be subject to tax by the United States, Bermuda or by the countries from which it derives its income. However, to the extent that Globalstar bears a higher foreign tax because any particular partner (including GTL) is not subject to United States tax on its share of Globalstar's foreign income, the additional foreign tax will be specifically allocated to such partner and will reduce amounts distributed to such partner by Globalstar.

                                 LEGAL OPINIONS


     Certain United States tax matters described under "Taxation" will be passed upon for GTL by Willkie Farr & Gallagher, New York, New York, general counsel to GTL. Certain Bermuda tax matters described under "Taxation" and the validity of the Dacom Shares offered hereby will be passed upon for GTL by Appleby, Spurling & Kempe, Hamilton, Bermuda. As of November 30, 1998, partners and counsel in Willkie Farr & Gallagher beneficially owned approximately 170,000 shares of Common Stock. Mr. Robert B. Hodes is of counsel to the law firm of Willkie Farr & Gallagher, and a Director of GTL and Loral and a member of the Audit and Executive Committees of the Boards of Directors of both GTL and Loral.


                                    EXPERTS

     The annual consolidated financial statements of GTL and Globalstar incorporated in this Prospectus by reference from Amendment No. 1 to Registration Statement No. 333-57749 of Globalstar and Globalstar Capital Corporation have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

                                   GLOBALSTAR

                               TELECOMMUNICATIONS
                                    LIMITED

                                 717,600 SHARES

                                OF COMMON STOCK

                          ---------------------------

                                   PROSPECTUS

                               DECEMBER   , 1998

                          ---------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the fees and expenses payable by the Registrant in connection with this offering, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee:


SEC registration fee......................................    $  3,155
Printing fees.............................................      10,000
Legal fees and expenses...................................      10,000
Accounting fees and expenses..............................       5,000
Miscellaneous fees and expenses...........................       1,500
                                                              --------
     Total................................................    $ 29,655
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Bermuda law permits a company to indemnify its directors and officers, except for any act of fraud or dishonesty. The Registrant has provided in its Bye-Laws that its directors and officers will be indemnified and held harmless against any expenses, judgments, fines, settlements and other amounts incurred by reason of any act or omission in the discharge of their duty, other than in the case of fraud or dishonesty.


     Bermuda law and the Bye-Laws of the Registrant also permit the Registrant to purchase insurance for the benefit of its directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust.


     The Registrant has entered into indemnification agreements with its officers and directors. To the extent permitted by law, the indemnification agreements may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.



     The Registrant maintains a directors' and officers' liability insurance policy.



ITEM 16.  EXHIBITS.



  EXHIBIT
   NUMBER                       DESCRIPTION OF EXHIBITS
  -------                       -----------------------
   5+   --    Opinion of Appleby, Spurling & Kempe.
   8.1+ --    Tax Opinion of Willkie Farr & Gallagher.
   8.2+ --    Tax Opinion of Appleby, Spurling & Kempe (included in their opinion filed as Exhibit 5).
  23.1+ --    Consent of Deloitte & Touche LLP.
  23.2+ --    Consent of Appleby, Spurling & Kempe (included in their
              opinion filed as Exhibit 5).
  23.3+ --    Consent of Willkie Farr & Gallagher (included in their
              opinion filed as Exhibit 8.1).
  24++  --    Powers of attorney (included in Signature Page).


---------------
 + Filed herewith.


++ Previously filed.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON DECEMBER 9, 1998.


                                          GLOBALSTAR TELECOMMUNICATIONS LIMITED

                                          By:                  *

                                            ------------------------------------
                                                      Gregory J. Clark
                                               Vice Chairman of the Board and
                                                          President


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                       NAME                                       TITLE                     DATE
                       ----                                       -----                     ----

                         *                           Chairman of the Board and Chief  December 9, 1998
---------------------------------------------------    Executive Officer (Principal
                Bernard L. Schwartz                    Executive Officer)

                         *                           Vice Chairman of the Board and   December 9, 1998
---------------------------------------------------    President
                 Gregory J. Clark

                         *                           Senior Vice President, Chief     December 9, 1998
---------------------------------------------------    Financial Officer and Director
                Michael P. DeBlasio                    (Principal Financial Officer)

                         *                           Director                         December 9, 1998
---------------------------------------------------
                  Robert B. Hodes

                         *                           Director                         December 9, 1998
---------------------------------------------------
                Sir Ronald Grierson

                                                     Director
---------------------------------------------------
                   E. John Peett

                         *                           Director                         December 9, 1998
---------------------------------------------------
                Michael B. Targoff

                         *                           Director                         December 9, 1998
---------------------------------------------------
                 A. Robert Towbin

                         *                           Vice President and Controller    December 9, 1998
---------------------------------------------------    (Principal Accounting Officer)
                  Harvey B. Rein

              *By: /s/ ERIC J. ZAHLER
   ---------------------------------------------
                  Eric J. Zahler
                 Attorney-In-Fact

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER                       DESCRIPTION OF EXHIBITS
  -------                       -----------------------
   5+   --    Opinion of Appleby, Spurling & Kempe.
   8.1+ --    Tax Opinion of Willkie Farr & Gallagher.
   8.2+ --    Tax Opinion of Appleby, Spurling & Kempe (included in their opinion filed as Exhibit 5).
  23.1+ --    Consent of Deloitte & Touche LLP.
  23.2+ --    Consent of Appleby, Spurling & Kempe (included in their
              opinion filed as Exhibit 5).
  23.3+ --    Consent of Willkie Farr & Gallagher (included in their
              opinion filed as Exhibit 8.1).
  24++  --    Powers of Attorney (included in Signature Page).


---------------
 + Filed herewith.


++ Previously filed.